Fuel Systems Reorganizes and Expands Management Team

Matthew Beale and Roberto Olivo Named Co-Presidents

Pietro Bersani Named Chief Financial Officer

NEW YORK, N.Y., April 4, 2011 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) has expanded and reorganized its executive team with executives assuming regional operating responsibility in order to better capture the company's global growth opportunities.

Effective immediately, Matthew Beale, President, Chief Financial Officer and Secretary will become Co-President of Fuel Systems and Head of IMPCO Operations with primary responsibility for North America, and Roberto Olivo, Chief Operational Officer, will become Co-President of Fuel Systems and Head of BRC Operations with primary responsibility for Europe. Messrs. Beale and Olivo will report to Mariano Costamagna, Chief Executive Officer.

Also effective immediately, Mr. Beale will be succeeded as Chief Financial Officer by Pietro Bersani, 43, who joins Fuel Systems from Deloitte & Touche with over 14 years of financial and accounting experience. Mr. Beale will be succeeded in his role of secretary by Kevin Buckley, Fuel Systems director of compliance. Mr. Olivo's position as Chief Operational Officer will not be filled at this time.

Mr. Costamagna stated, "Fuel Systems is establishing regional leadership roles and refocusing our senior executive team as an important step to prepare for our next phase of growth and development. The emerging North American marketplace for CNG/LPG vehicles is growing rapidly and is anticipated to receive additional governmental and legislative support. This tremendous opportunity demands additional focus, and we are proactively appointing Matthew Beale, who has led the development and implementation of our strategy in this region, to drive it forward. Roberto Olivo has partnered with me in managing our European business and is the perfect candidate to assume full responsibility for this region, allowing me to focus my efforts on company-wide strategic initiatives. Finally, Pietro Bersani's extensive experience adds important depth to our global finance function, and the management team joins me in welcoming him to Fuel Systems."

Mr. Bersani joins the company from a career in finance accounting with Deloitte & Touche and Arthur Andersen, where he served in senior managerial positions focusing on mergers and acquisitions, initial public offerings, risk management and performance enhancement. His industry expertise includes automotive components and the airline and railroad transportation segments. He is a Certified Public Accountant in the United States and also a Certified Public Auditor and a Chartered Certified Accountant in Italy with significant expertise in IAS/IFRS. He earned a BA and MA in Business Economics from L. Bocconi University, Italy.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The Company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors and recently established a U.S. Automotive division. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Matthew Beale, Co-President

Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

Lippert / Heilshorn & Associates

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com

(415) 433-3777